                               COMPUTATION OF RATIO OF                                                          EXHIBIT 12
                              EARNINGS TO FIXED CHARGES
                                      UNAUDITED

                                                      Twelve                 Fiscal Year Ended September 30
                                                   Months Ended  ---------------------------------------------------------
                                                      3/31/96       1995        1994        1993        1992        1991
                                                   -----------------------------------------------------------------------
EARNINGS:
Income Before Interest Charges (2)                    $144,621    $128,061    $127,885    $125,742    $118,222    $110,240
Allowance for Borrowed Funds Used in Construction          149         195         209         174       1,088       2,278
Federal Income Tax                                      40,748      30,522      36,630      21,148      17,680      (3,929)
State Income Tax                                         4,347       4,905       6,309       2,979       3,426         341
Deferred Inc. Taxes - Net (3)                            6,256       8,452       4,853      16,919      14,125      26,873
Investment Tax Credit - Net                               (670)       (672)       (682)       (693)       (706)       (738)
Rentals (1)                                              5,650       5,422       5,730       5,621       5,857       4,915
                                                   -----------------------------------------------------------------------
                                                      $201,101    $176,885    $180,934    $171,890    $159,692    $139,980
                                                   =======================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                             $40,001     $40,896     $36,699     $38,507     $39,949     $41,916
Interest on Commercial Paper and
   Short-Term Notes Payable                              8,541       6,745       5,599       7,465      12,093      11,933
Other Interest (2)                                       6,128       4,721       3,361       4,727       6,958       9,679
Rentals (1)                                              5,650       5,422       5,730       5,621       5,857       4,915
                                                   -----------------------------------------------------------------------
                                                       $60,320     $57,784     $51,389     $56,320     $64,857     $68,443
                                                   =======================================================================

RATIO OF EARNINGS TO FIXED CHARGES                        3.33        3.06        3.52        3.05        2.46        2.05

Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve month period ended March 31, 1996, and the fiscal years 1995, 1994, 1993 and 1992 reflect the reclassification of $1,716, $1,716, $1,674, $1,374 and $1,129, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.